Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152087 of Scripps Networks Interactive, Inc. and subsidiaries on Form S-8 of our report dated March 2, 2009, relating to the financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the allocation of certain general corporate overhead expenses from The E.W. Scripps Company for periods prior to the Separation of Scripps Networks Interactive, Inc. and relating to the adoption of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, effective January 1, 2007 and the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006) appearing in this Annual Report on Form 10-K of Scripps Networks Interactive, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 2, 2009